QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Click2learn Announces Private Placement

    Bellevue, WA—November 2l—Click2learn, Inc. (Nasdaq: CLSK) today announced the completion of a private placement of $6.85 million. The investment was made at a price of $2.50 per share, resulting in the issuance 2,740,000 shares of Click2learn common stock, and also includes warrants to purchase additional shares on certain terms and conditions. Proceeds from this private offering will be used for working capital purposes as the Company continues to aggressively roll out the Aspen Enterprise Learning Platform. Jefferies & Company., Inc., acted as placement agent.

    "We believe the successful completion of this private placement represents investor confidence in Click2learn's business strategy as well as support for the Aspen platform," said Kevin Oakes, Chairman and Chief Executive Officer of Click2learn. "This investment will allow our clients, partners, and business prospects to move forward with confidence, and will allow us to focus all of our energies on the significant market opportunities at hand."

    Described by industry analysts as the new model for enterprise learning technology, Click2learn's Aspen platform is designed to facilitate the capture, management and dissemination of corporate knowledge to improve productivity and business performance.

    The platform, which has an open architecture, is made up of three modular but independent components that are designed to work as an integrated system. The Aspen Learning Management Server (LMS) is used for competency management, skills-gap analysis, tracking of assessments and resource management for either e-Learning or instructor-led training. The Aspen Content Development Server (CDS) is used to rapidly author highly effective e-Learning content and manage large, team-based content development projects. And the Aspen Learning Experience Server (LXS) delivers a personalized learning experience to improve knowledge transfer and facilitate knowledge exchange with a community of peers and experts.

    The common stock and warrants sold in this private placement will be registered under the Securities Act of 1933 via Form S-3 filing. Additional details of this transaction are available in the Form 8-K the Company filed today with the SEC. Please access the SEC's website at www.sec.gov to view the 8-K.

About Click2learn

    Click2learn (NASDAQ: CLKS) is a provider of enterprise software for Global 2000 organizations seeking to capture, manage and disseminate knowledge throughout their extended enterprise. Using Click2learn's Aspen Enterprise Learning Platform, organizations can deploy highly interactive, personalized learning initiatives to achieve strategic business objectives. Many of the world's best-known corporations use Click2learn's technology and award-winning content development services to improve workforce performance, educate customers, and publish large volumes of learning content. Click2learn's clients include Microsoft, Fidelity Investments, Wells Fargo, Symantec, Prudential, American Airlines, ADC Telecommunications, Ernst & Young and the New York Stock Exchange. Based in Bellevue, Wash., Click2learn [www.click2learn.com, 800.448.6543] operates offices in the United States and Europe.

    This announcement contains forward-looking statements that involve risks and uncertainties, including information contained in this document where statements are preceded by, followed by or include the words "believes," "plans," "intends," "expects," "anticipates" or similar expressions. For such statements, The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, market acceptance of Click2learn's e-learning solutions and competing e-learning offerings, the ability to successfully implement Click2learn's solutions and increase revenues, the ability to successfully address technological developments and standards and the risk factors set forth in filings the Company has made with the SEC.

    Click2learn and Aspen are trademarks of Click2learn. All other company and product names are the trademarks of their respective owners.

#  #  #

QuickLinks

Click2learn Announces Private Placement